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                                                                    Exhibit 99.1


[LOGO THE CEREGHINO GROUP]
                                         CLIENT:  PBOC HOLDINGS, INC.
CORPORATE INVESTOR RELATIONS             CONTACT: Rudy Guenzel, President & CEO
5333 - 15TH AVENUE SOUTH, SUITE 1500              (323) 954-6650
SEATTLE, WA 98108
206.762.0993   www.stockvalues.com

NEWS RELEASE
================================================================================


       PBOC HOLDINGS ANNOUNCES EXECUTION OF AMENDED MERGER AGREEMENT WITH
                                FBOP CORPORATION

      Los Angeles, California-April 5, 2001--PBOC Holdings, Inc. (Nasdaq: PBOC) today reported that it has entered into Amendment No. 1 to the Agreement and Plan of Merger among PBOC Holdings, Inc. ("PBOC"), FBOP Corporation ("FBOP") and FBOP Acquisition Corporation ("Acquisition"), dated April 5, 2001 (the "Amendment"). The Agreement and Plan of Merger as originally entered into between such parties on December 8, 2000 (the "Agreement") provides for the merger of Acquisition, a wholly-owned subsidiary of FBOP, with and into PBOC, with PBOC continuing as the surviving corporation and a wholly-owned subsidiary of FBOP (the "Merger"). The Agreement also provides for the conversion of each outstanding share of PBOC common stock into the right to receive an amount of cash equal to $10.00.

      The Amendment amends Article V(b) and Article XI(a) of the Agreement so that upon receipt of a Superior Proposal (as defined below), PBOC may furnish information or participate in negotiations or discussions in the event the Board of Directors of PBOC determines in good faith, after consultation with its financial advisors and upon the advice from its outside counsel, that the failure to do the same would result in a breach of the fiduciary duties of the Board of Directors of PBOC. In addition, subject to certain conditions, PBOC may elect to terminate the Agreement in the event PBOC receives a Superior Proposal. For purposes of the Amendment, a "Superior Proposal" means any bona fide written proposal, including a tender offer, made by a third party (and that did not arise directly or indirectly as a result of any breach by PBOC, or any of PBOC's subsidiaries or any of their respective officers, directors, employees, representatives, investment bankers, agents or affiliates, of the provisions of
Article V(b) of the Agreement) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 80% of the voting power of the shares of PBOC then outstanding or all or substantially all of the assets of PBOC or any of its subsidiaries and provides consideration to PBOC's stockholders which the Board of Directors of PBOC determines in its good faith judgment (after consulting with its financial advisors) to be materially more favorable to the PBOC stockholders from a financial point of view than the $10.00 per share merger consideration, and for which third-party financing, to the extent required, is then firmly committed, and which can reasonably be expected to be consummated. To the extent PBOC terminates the Agreement because it has received a Superior Proposal, PBOC will continue to be required to pay the termination fee set forth in Article XI(b) of the Agreement.

      The Amendment will permit PBOC to respond to unsolicited offers which its Board of Directors determines in its good faith judgment to be materially more favorable than FBOP's agreement to pay $10.00 per share of PBOC common stock. The Board of Directors of PBOC has not received any other offers with respect to PBOC and no assurance can be given that the Board of Directors will receive any such offers for PBOC or that, if received, any such offers would constitute a "Superior Proposal."

                                     (more)


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PBOC Announces Amended Merger Agreement
April 5, 2001
Page 2


      The completion of the Merger is subject to satisfaction of a number of conditions, including among other things, approval of the Agreement, as amended, by the shareholders of PBOC and the receipt of all applicable regulatory approvals. Assuming all of such conditions are satisfied, the Merger is expected to be consummated during the second quarter of 2001.

      PBOC Holdings, Inc. is the parent company for People's Bank of California, a federally chartered savings bank, which has 26 full-service branch offices located in Orange, Ventura and Los Angeles Counties in Southern California.

      WHEN USED IN THIS PRESS RELEASE OR OTHER PUBLIC OR STOCKHOLDER COMMUNICATIONS, OR IN ORAL STATEMENTS MADE WITH AN APPROVAL OF AN AUTHORIZED EXECUTIVE OFFICER, THE WORDS OR PHRASES "WOULD BE", "WILL ALLOW", "INTENDS TO", "WILL LIKELY RESULT", "IS EXPECTED TO", "WILL CONTINUE", "IS ANTICIPATED", "ESTIMATE", "PROJECT", OR SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE LITIGATION REFORM ACT OF 1995.

      THE COMPANY WISHES TO CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE MADE, AND TO ADVISE READERS THAT VARIOUS FACTORS, INCLUDING THE ABILITY TO SUCCESSFULLY COMPLETE THE MERGER AND COMPETITIVE AND REGULATORY FACTORS, COULD CAUSE THE COMPANY'S ACTUAL RESULTS FOR FUTURE PERIODS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED. THE COMPANY DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT OCCURRENCES OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

                                     # # #

Note: Transmitted on Business Wire on April 5, 2001 at 3.50 p.m. PDT.